EXHIBIT "99.1"

FOR IMMEDIATE RELEASE	Contact: New Concept Energy Inc. Investor Relations Gene Bertcher, (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Reports Second Quarter 2014 Results

Dallas (August 13, 2014)—New Concept Energy, Inc. (NYSE MKT: GBR), ( the "Company" or "NCE") a Dallas-based oil and gas company, today reported net loss for the three months ended June 30, 2014 of $99,000 or $0.05 per share, compared to a net income of $138,000 or $0.07 per share for the three months ended June 30, 2013. Included in 2013 was income for a recovery of bad debt expense of $394,000.

Operating expenses included non-cash depletion, depreciation and amortization of $338,000 and $431,000 in 2014 and 2013 respectively.

For the three months ended June 30, 2014, the Company recorded oil and gas revenues, net of royalty expenses of $485,000 as compared to $384,000 for the comparable period of 2013. The changes in oil and gas revenues were due to new oil wells that were drilled in late 2013.

The Company recorded revenues of $728,000 for the three months ended June 30, 2014 from its retirement property compared to $666,000 for the comparable period in 2013. The increase was primarily due to rate increases.

For the three months ended June 30, 2014, the Company recorded oil and gas operating expenses of $425,000 as compared to $493,000 for the comparable period of 2013. The decrease was primarily due to a decrease in depletion expense of $55,000.

For the three months ended June 30, 2014, operating expenses at the retirement property were $628,000 as compared to $619,000 for the comparable period in 2013. The increases in operating expenses were due to an overall increase in non-payroll related expenses.

For the three months ended June 30, 2014, corporate general & administrative expenses were $205,000 as compared to $170,000 for the comparable periods in 2013. The increase is primarily due to $36,000 of consulting fees paid to assist the Company in its operations and to identify new oil and gas opportunities.

Contact:

New Concept Energy, Inc.
Gene Bertcher, (800) 400-6407
info@newconceptenergy.com

NEW CONCEPT ENERGY, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(amounts in thousands, except per share data)

	For the Three Months ended June 30,		For the Six Months ended June 30,
	2014	2013	2014	2013
Revenue
Oil and gas operations, net of royalties	$485	$384	$829	$724
Real estate operations	728	666	1,453	1,346
	1,213	1,050	2,282	2,070

Operating expenses
Oil and gas operations	425	493	908	949
Real estate operations	387	383	783	769
Lease expense	241	236	481	472
Corporate general and administrative	205	170	397	343
	1,258	1,282	2,569	2,533
Operating earnings (loss)	(45)	(232)	(287)	(463)

Other income (expense)
Interest income	1	2	2	8
Interest expense	(22)	(24)	(53)	(73)
Recovery of bad debt expense	-	394	-	733
Other income (expense), net	(33)	(2)	199	(36)
Other income (expense)	(54)	370	148	632

	$(99)	$138	$(139)	$169
Net income (loss) applicable to common shares
	$(0.05)	$0.07	$(0.07)	$0.09
Net income (loss) per common share-basic and diluted

Weighted average common and equivalent shares outstanding - basic	1,947	1,947	1,947	1,947

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(amounts in thousands)
	June 30, 2014	December 31, 2013

Assets

Current assets
Cash and cash equivalents	$301	$1,621
Accounts receivable from oil and gas sales	228	195
Other current assets	203	203
Total current assets	732	2,019

Oil and natural gas properties (full cost accounting method)
Proved developed and undeveloped oil and gas properties, net of depletion	8,975	9,190

Property and equipment, net of depreciation
Land, buildings and equipment - oil and gas operations	1,527	1,442
Other	182	183
Total property and equipment	1,709	1,625

Other assets (including $124 and $161 due from related parties in 2014 and 2013)
	1,169	474

Total assets	$12,585	$13,308

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - CONTINUED
(unaudited)
(amounts in thousands, except share amounts)

	June 30, 2014	December 31, 2013

Liabilities and stockholders' equity

Current liabilities
Accounts payable - trade	$239	$121
Accrued expenses	248	965
Current portion of long term debt	207	185
Total current liabilities	694	1,271

Long-term debt
Notes payable less current portion	2,188	2,195
Asset retirement obligation	2,770	2,770
Total liabilities	5,652	6,236

Stockholders' equity
Preferred stock, Series B	1	1
Common stock, $.01 par value; authorized, 100,000,000
shares; issued and outstanding, 1,946,935 shares
at June 30, 2014 and December 31, 2013	20	20
Additional paid-in capital	58,838	58,838
Accumulated deficit	(51,926)	(51,787)

	6,933	7,072

Total liabilities & equity	$12,585	$13,308